Exhibit 5.1

[Letterhead of Norton Rose Fulbright US LLP]

June 2, 2020

Universal Health Services, Inc.

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Re: Universal Health Services, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Universal Health Services, Inc. (the “Company”), relating to 6,100,000 shares of Class B Common Stock, $0.01 par value per share, of the Company (the “Shares”), which may be issued under the Company’s 2020 Omnibus Stock and Incentive Plan (the “Plan”).

As counsel to the Company, we have examined the Plan and such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan; and the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ NORTON ROSE FULBRIGHT US LLP

Norton Rose Fulbright US LLP